EXHIBIT 10.44

NINTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS NINTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of March 29, 2004, is entered into between WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), and NATURADE, INC., a Delaware corporation (the “Borrower”).

RECITALS

A.            The Borrower and the Lender have entered into a Credit and Security Agreement dated as of January 27, 2000, as amended by that certain First Amendment to Credit and Security Agreement dated as of November 16, 2000, by that certain Second Amendment to Credit and Security Agreement dated as of January 3, 2001, by that certain Third Amendment to Credit and Security Agreement dated as of May 14, 2001, that certain Fourth Amendment to Credit and Security Agreement dated as of December 20, 2001, that certain Fifth Amendment to Credit and Security Agreement dated as of September 19, 2002, that certain Sixth Amendment to Credit and Security Agreement and Waiver dated as of March 24, 2003, that certain Seventh Amendment to Credit and Security Agreement and Waiver dated as of April 15, 2003 and that certain Eighth Amendment to Credit and Security Agreement dated as of November 6, 2003 (as amended, the “Credit Agreement”).  Capitalized terms used herein have the meanings given to them in the Credit Agreement unless otherwise specified.

B.            The Borrower and the Lender now wish to further amend the Credit Agreement pursuant to the terms and conditions set forth herein.

C.            The Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of the Lender’s rights or remedies as set forth in the Credit Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendments to Credit Agreement.

(a)           Section (b)(ii) of the definition of “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(ii)         the lesser of (A) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) or (B) fifty percent (50%) of Eligible Inventory, and minus”

(b)           The definition of “Maximum Line” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Maximum Line” means Three Million Five Hundred Thousand Dollars ($3,500,000), unless said amount is reduced pursuant to Section 2.7, in which event it means the amount to which said amount is reduced.”

(c)           The first sentence of Section 2.6 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“This Agreement and the other Loan Documents shall become effective as of January 27, 2000 and shall continue in full force and effect for a term ending on March 31, 2006 (the “Maturity Date”), unless earlier terminated by Lender or Borrower pursuant to the terms hereof.

(d)           Section 2.8(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)         Termination and Line Reduction Fees.  If the Credit Facility is terminated for any reason as of a date other than the Maturity Date, or the Borrower reduces the Maximum Line, the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the Maximum Line or the reduction thereof, as the case may be, as follows:  (A) two percent (2.0%) if the termination or reduction occurs on or before March 31, 2005; and (B) one percent (1.0%) if the termination or reduction occurs on or after April 1, 2005 but on a date other than Maturity Date.”

(e)           Section 6.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 6.12         Minimum Book Net Worth.  The Borrower will maintain its Book Net Worth, calculated without giving effect to any fees (but net of, and after giving effect to, any provisions for taxes made in connection with such fees) paid to the Lender under the terms of Section 2.3(g) hereof, when determined as of the dates set forth below, at an amount not less than the amount set forth opposite such date:

Date	Minimum Book Net Worth
February 29, 2004	$(3,411,000)
March 31, 2004	$(3,475,000)
April 30, 2004	$(3,631,000)
May 31, 2004	$(3,724,000)
June 30, 2004	$(3,725,000)
July 31, 2004	$(3,860,000)
August 31, 2004	$(3,953,000)
September 30, 2004	$(4,000,000)
October 31, 2004	$(4,115,000)
November 30, 2004	$(4,234,000)
December 31, 2004	$(3,600,000)”

(f)            Section 6.13 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 6.13         Minimum Net Income.  The Borrower will achieve, when measured on a fiscal year-to-date basis as of the end of each fiscal quarter set forth below, Net Income of not less than the amount set forth opposite such quarter-ending date:

Quarter Ending	Minimum Net Income
March 31, 2004	$(487,000)
June 30, 2004	$(608,000)
September 30, 2004	$(754,000)
December 31, 2004	$(222,000)

(g)           The following provision is hereby added to the Credit Agreement as Section 6.16 thereof:

“6.16       Capital Expenditures.  The Borrower will not incur or contract to incur Capital Expenditures of more than One Hundred Thousand Dollars ($100,000) in the aggregate during any fiscal year.”

2.             No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3.             Extension Fee.  In consideration of the extension of the Credit Facility provided for hereunder, the Borrower agrees to pay to the Lender a non-refundable extension fee in the amount of Thirty-Five Thousand Dollars ($35,000), which fee is fully-earned as of the date hereof and due and payable on the earlier of (a) December 1, 2004 or (b) the date on which the Credit Facility is terminated (the “Extension Fee”).

4.             Conditions Precedent.  This Amendment shall be effective when each of the following conditions is satisfied, as determined by the Lender in its sole discretion:

(a)           The Lender has received this Amendment executed by the Borrower and the Lender in a sufficient number or original counterparts for distribution to the parties hereto;

(b)           The representations and warranties set forth herein and in the Loan Agreement are true and correct; and

(c)           All other documents and legal matters in connection with the transaction contemplated by this Amendment have been delivered or executed or recorded and are in form and substance satisfactory to the Lender.

5.             Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(d)           This Amendment has been entered into without force or duress, of the free will of Borrower.  Borrower’s decision to enter into this Amendment is a fully informed decision and Borrower is aware of all legal and other ramifications of such decision.  Borrower has read and understands this Amendment, has consulted with and been represented by legal counsel in connection herewith, and has been advised by its counsel of its rights and obligations hereunder and thereunder.

6.             No Waiver.  The execution of this Amendment and acceptance of any other documents related hereto shall not be deemed to be a waiver of any Event of Default under the Credit Agreement or breach, default or event of default under any other Financing Agreement, whether or not known to the Lender and whether or not existing on the date of this Amendment.

7.             Costs and Expenses.  The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

8.             Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

9.             Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

10.           Reference to and Effect on the Loan Documents.

(a)           Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in all other documents or agreements related thereto, including the other Loan Documents, to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)           To the extent that any terms and conditions in any of the Loan Documents or any documents or agreements related thereto shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

11.           Miscellaneous.  This Amendment and the acknowledgment attached hereto may be executed by facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

NATURADE, INC.,
a Delaware corporation

By:	/s/ Bill D. Stewart
Name: Bill D. Stewart
Title: Chief Executive Officer

WELLS FARGO BUSINESS CREDIT, INC.,
a Minnesota corporation

By:	/s/ Tom Makowski
Name: Tom Makowski
Title: Assistant Vice President